EXHIBIT (A)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated September 11, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Prudential Securities Incorporated or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                        National Picture & Frame Company
                                       at
                              $12.00 Net Per Share
                                       by
                          NPF Acquisition Corporation

                    a corporation formed at the direction of

                           Colonnade Capital, L.L.C.

         NPF Acquisition Corporation, a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of NPF Holding Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of National Picture & Frame Company, a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 11, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as the same may be amended or supplemented from time to time, constitute the "Offer"). The Parent and the Purchaser have been organized at the direction of Colonnade Capital, L.L.C. ("Colonnade") to effect the transactions described herein.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON THURSDAY, OCTOBER 9, 1997, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least 90% of the Shares outstanding on the date Shares are accepted for payment, including Shares owned by the Parent or the Purchaser (which includes Shares exchanged by management of the Company), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and (iii) the satisfaction of certain other terms and conditions.

         Certain stockholders of the Company, owning in the aggregate approximately 56.1% of the outstanding Shares, including all directors and executive officers of the Company, have entered into agreements with the Parent and the Purchaser, pursuant to which such stockholders have agreed to tender and sell all of their Shares to the Purchaser pursuant to the Offer other than Shares being exchanged. Certain executive officers of the Company have agreed to exchange Shares representing in the aggregate approximately 1.6% of the outstanding Shares for shares of common stock of the Parent.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 4, 1997 (the "Merger Agreement"), among the Parent, the Purchaser, the Company and Colonnade. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $12.00 in cash, or any higher price that may be paid per Share in the Offer, without interest.

         The Board of Directors of the Company (the "Board") has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept and tender their Shares pursuant to the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to First Union National Bank (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payments. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, for any reason, including failure to satisfy any of the conditions specified in Section 13 of the Offer to Purchase, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and making a public announcement, as described below. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approvals specified in Section 14 of the Offer to Purchase, (ii) to terminate the Offer and not accept for payment or pay for any Shares if any of the conditions referred to in Section 13 of the Offer to Purchase have not been satisfied or upon the occurrence and during the continuance of any of the conditions specified in Section 13 of the Offer to Purchase and (iii) to waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, the Purchaser will not (i) decrease the price per Share or change the consideration payable in the Offer,
(ii) decrease the number of Shares to be purchased in the Offer or (iii) change or impose conditions to the Offer in addition to those set forth in Section 13 of the Offer to Purchase.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time on or prior to the expiration date of the Offer and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 9, 1997. If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or numbers set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been delivered or otherwise identified to the Depositary) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates to be withdrawn must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

         Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent or the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                       Prudential Securities Incorporated

                               One New York Plaza
                                   18th Floor
                            New York, New York 10292
                         Call Toll-Free (888) 889-8374

September 11, 1997